Exhibit 10.3

Amendment to Avis Budget Group, Inc.

2007 Equity and Incentive Plan

This Amendment, dated as of July 22, 2009 is made to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

WHEREAS, Avis Budget Group, Inc. (the “Company”) has adopted the Plan; and

WHEREAS, pursuant to Section 8(d) of the Plan, the Board of Directors of the Company (the “Board”) has the right to amend the Plan from time to time; and

WHEREAS, the Board deems it advisable to clarify and amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6(b)(v) of the Plan is hereby deleted and replaced in its entirety with the following:

The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the achievement of Performance Goals, and, if so granted, such goals shall relate to periods of performance determined by the Committee in its sole discretion; provided that for Awards that are intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Code, such goals shall relate to periods of performance of not less than one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may receive with respect to Other Cash-Based Awards pursuant to this Section 6(b)(v) that are intended to be “qualified performance-based compensation” pursuant to Section 162(m) of the Code in respect of any annual performance period is three times such Grantee’s annual base salary as of the beginning of the performance period and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments in respect of Awards earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as the Committee deems appropriate; provided, however, that any Award that is made to a Covered Employee and that is intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Code must preclude discretion to increase the amount of compensation payable thereunder (but may allow the Committee discretion to decrease the amount of compensation payable thereunder). No payment in respect of any Award that is intended to be “qualified performance-based compensation” pursuant to Section 162(m) of the Code shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to Other Stock- or Cash-Based Awards as it determines in its sole discretion, provided that to the extent that such rules are to apply to Awards intended to be “qualified performance-based compensation,” such rules shall not be inconsistent with the requirements of Section 162(m) of the Code.

2.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

3.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and year first written above.

AVIS BUDGET GROUP, INC.

/s/ Jean Sera
By: Jean Marie Sera
Title: Senior Vice President and Secretary

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